UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 31, 2009

Precision Aerospace Components, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30185	20-4763096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Arthur Kill Road Staten Island, NY	10309-1202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(718) 356-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01            Other Events

On August 31, 2009, the existing guaranty by Precision Aerospace Components, Inc. (the “Company”), of the performance of Freundlich Supply Company, Inc. (“Freundlich”), the Company’s wholly-owned subsidiary, in connection with Freundlich’s agreement, entered into on the same date, between Freundlich and Israel Discount Bank of New York (the “Agreement”) and the Agreement itself were extended through April 30, 2010 on substantially the terms and conditions as in effect under the heretofore existing revolving funding facility entered on March 6, 2008.  The only changes, other than new maturity date, the increase in the annual interest rate by ½% to Prime plus 1½%, and the removal of an option to utilize LIBOR as an alternative basis for calculating the annual interest rate, are a $200,000 decrease in the maximum draw amount to $2,800,000, an increase to 80% in the advance formula for eligible accounts, and a decrease of 2.5% per month from 50% to 30% of the percentage of eligible inventory; the maximum draw against the eligible inventory remains at $2,500,000.  The minimum interest rate will remain at 4.25%.  Eligible accounts are those domestic accounts not outstanding for more than one hundred twenty (120) days past due; eligible inventory is inventory as determined by the bank, presently that which has had sales within the preceding sixty (60) months.  The balance continues to be secured by a first lien position on all of Freundlich’s assets.

Item 9.01            Exhibits

Exhibit 10.1:	Demand Grid Promissory Note/Prime Rate between Freundlich Supply Company, Inc. and Israel Discount Bank of New York
Exhibit 10.2:	Line Letter for $2,800,000 Line of Credit issued by Israel Discount Bank of New York in favor of Freundlich Supply Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc.

Date: September 2, 2009	By: /s/ Andrew S.Prince
Name: Andrew S. Prince
Title: Chief Executive Officer

2